UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2018

Mitek Systems, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35231	87-0418827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 B Street, Suite 100 San Diego, California		92101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 269-6800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01. Entry into a Material Definitive Agreement.
On May 23, 2018, Mitek Systems, Inc. (the “Company”) entered into the Purchase Agreement (as defined below). The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On May 23, 2018 (the “Closing Date”), the Company acquired all of the issued and outstanding shares of A2iA Group II, S.A.S. (“A2iA”), a simplified joint stock company formed under the laws of France (the “Acquisition”), pursuant to a Share Purchase Agreement (the “Purchase Agreement”), by and among the Company, each of the holders of outstanding shares of A2iA (each, a “Seller” and collectively, the “Sellers”) and Andera Partners, S.C.A., as representative of the Sellers. Upon completion of the Acquisition, A2iA became a direct wholly owned subsidiary of the Company.
As consideration for the Acquisition, the Company paid an aggregate purchase price of EUR 42,500,000, comprised of: (i) a cash payment to Sellers of EUR 24,400,000, subject to adjustments for change in control payments, transaction expenses, indebtedness and net working capital (the “Cash Payment”); and (ii) the issuance to Sellers of approximately EUR 18,100,000 in shares of the Company’s common stock (“Closing Shares”), par value $0.001 per share (“Common Stock”), calculated based on the average closing price per share of Common Stock as reported on the NASDAQ Global Market for the 20 trading days prior to the day immediately preceding the Closing Date.
On the Closing Date, the Company deposited EUR 590,000 of the Cash Payment and EUR 3,660,000 of Closing Shares into an escrow fund to serve as collateral and partial security for certain indemnification rights of the Company. The escrow fund will be maintained for up to 24 months following the completion of the Acquisition or until such earlier time as the escrow fund is exhausted.
The Company used funds drawn on its revolving credit facility and cash on hand for the Cash Payment paid on the Closing Date.
The Purchase Agreement contains customary representations and warranties.
The Purchase Agreement has been provided pursuant to applicable rules and regulations of the Securities and Exchange Commission in order to provide investors and stockholders with information regarding its terms; however, it is not intended to provide any other factual information about the Company, A2iA, their respective subsidiaries and affiliates, or any other party. In particular, the representations and warranties contained in the Purchase Agreement have been made only for the purpose of the Purchase Agreement and, as such, are intended solely for the benefit of the parties to the Purchase Agreement. In many cases, these representations and warranties are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Purchase Agreement. Furthermore, many of the representations and warranties in the Purchase Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about the Company, A2iA, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement and these changes may not be fully reflected in the Company’s public disclosures. As a result of the foregoing, investors and stockholders are strongly encouraged not to rely on the representations and warranties contained in the Purchase Agreement, or on any descriptions thereof, as accurate characterizations of the state of facts or condition of the Company or any other party.
The foregoing description of the Purchase Agreement, and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 3.02. Unregistered Sale of Equity Securities.
The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated in this Item 3.02 by reference.
The Closing Shares that were issued to the Sellers were issued in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S and Regulation D of the Securities Act.

Item 8.01. Other Events.
On May 23, 2018, the Company issued a press release announcing the completion of the Acquisition, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1*	Share Purchase Agreement, dated May 23, 2018, by and among Mitek Systems, Inc., the shareholders of A2iA Group II, S.A.S. and Andera Partners, S.C.A., as representative of the Sellers.
99.1	Press Release, dated May 23, 2018.

*
Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mitek Systems, Inc.

May 23, 2018	By:	/s/ Jeffrey C. Davison
Jeffrey C. Davison
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
2.1*	Share Purchase Agreement, dated May 23, 2018, by and among Mitek Systems, Inc., the shareholders of A2iA Group II, S.A.S. and Andera Partners, S.C.A., as representative of the Sellers.
99.1	Press Release, dated May 23, 2018.

*
Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.